As filed with the Securities and Exchange Commission on August 4, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under
The Securities Act of 1933

RIMINI STREET, INC.

(Exact name of Registrant as specified in its charter)

Delaware	36-4880301
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3993 Howard Hughes Parkway, Suite 500

Las Vegas, NV 89169

(Address of principal executive offices, including zip code)

2013 Equity Incentive Plan

(Full title of the plan)

Seth A. Ravin

Chief Executive Officer

Rimini Street, Inc.

3993 Howard Hughes Parkway, Suite 500

Las Vegas, NV 89169

(702) 839-9671

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Lisa A. Fontenot Baker & McKenzie LLP 600 Hansen Way Palo Alto, CA 94304 (650) 856-2400	Michael L. Perica Daniel B. Winslow Andrew J. Terry Rimini Street, Inc. 3993 Howard Hughes Parkway, Suite 500 Las Vegas, NV 89169 (702) 839-9671

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Proposed
			Proposed		Maximum
			Maximum		Aggregate		Amount of
	Amount to be		Offering Price		Offering		Registration
Title of Securities to be Registered	Registered(1)		Per Share		Price		Fee(4)
Common Stock, $0.0001 par value per share, issuable under the 2013 Equity Incentive Plan	3,056,236	(2)	$8.43	(3)	$25,764,069.48	(3)	$2,810.86

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), which become issuable under the Registrant’s 2013 Equity Incentive Plan, as amended and restated in July 2017 (the “2013 Plan”) by reason of any stock split, stock dividend or similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents shares of Common Stock that were automatically added to the shares reserved for issuance under the 2013 Plan on January 1, 2021, pursuant to an “evergreen” provision contained in the 2013 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2013 Plan will increase on the first day of each fiscal year beginning in 2018 in an amount equal to the lesser of (i) approximately 4.8 million shares; (ii) 4% of the outstanding shares of all classes of the Registrant’s Common Stock as of the last day of the immediately preceding fiscal year; or (iii) such other amount as the Registrant’s Board of Directors may determine.

(3)	Estimated in accordance with Rule 457(c) and (h) of the Securities Act for 3,056,236 shares of Common Stock reserved for future issuance under the 2013 Plan as of January 1, 2021, solely for the purpose of calculating the registration fee on the basis of $8.43 per share, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on July 28, 2021.

(4)	The amount of the registration fee is calculated pursuant to Section 6(b) of the Securities Act, which currently provides that the filing fee rate shall be “$109.10 per $1 million” of the maximum aggregate price at which such securities are proposed to be offered.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Rimini Street, Inc. (the “Registrant”) pursuant to General Instruction E of Form S-8 for the purpose of registering 3,056,236 additional shares of common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Registrant’s 2013 Plan on January 1, 2021. In accordance with General Instruction E of Form S-8, the content of the Registrant’s previously filed Registration Statements on Form S-8 (Registration No. 333-222104), as filed with the Securities and Exchange Commission (the “Commission”) on December 15, 2017, on Form S-8 (Registration No. 333-223471), as filed with the Commission on March 6, 2018, on Form S-8 (Registration No. 333-233181), as filed with the Commission on August 9, 2019, and on Form S-8 (Registration No. 333-241025), as filed with the Commission on August 5, 2020, are hereby incorporated herein by reference herein, except as amended hereby.

The 2013 Plan includes an evergreen provision that provides that the number of shares reserved for issuance under the 2013 Plan will increase on the first day of each fiscal year beginning in 2018 in an amount equal to the lesser of (i) approximately 4.8 million shares; (ii) 4% of the outstanding shares of all classes of the Registrant’s Common Stock as of the last day of the immediately preceding fiscal year; or (iii) such other amount as the Registrant’s Board of Directors may determine. The Registrant’s Board of Directors approved an increase in the authorized shares reserved for issuance under the 2013 Plan by 3,056,236 shares on February 23, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Commission on March 3, 2021, as amended by Form 10-K/A filed with the Commission on May 10, 2021;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as filed with the Commission on May 10, 2021;

(3)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, as filed with the Commission on August 4, 2021;

(4)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 6, 2021, March 8, 2021, March 10, 2021, March 16, 2021, April 2, 2021, April 16, 2021, April 19, 2021, April 30, 2021, June 3, 2021, June 16, 2021, July 8, 2021 and July 21, 2021 (except for information contained therein which is furnished rather than filed); and

(5)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-37397) filed with the SEC on May 15, 2015 pursuant to Section 12(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including the updates to such description in the section captioned “Description of Securities” in the Registrant’s Registration Statement on Form S-3/A (Amendment No. 1) (Registration No. 333-232484) filed with the SEC on July 25, 2019 and in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 3, 2021, and including any other amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors are not personally liable to it or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, the Registrant’s amended and restated bylaws provide that it will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of its directors or officers or is or was serving at its request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws provide that it may indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of its employees or agents or is or was serving at its request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, the Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that the Registrant has entered into or will enter into with its directors and executive officers may discourage stockholders from bringing a lawsuit against its directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and executive officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees or other agents or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to its directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by it to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation of the Registrant	8-K	001-37397	3.1	October 16, 2017

4.2	Amended and Restated Bylaws of the Registrant	8-K	001-37397	3.2	October 16, 2017

4.3	Form of Common Stock Certificate of the Registrant	S-4	333-219101	4.5	June 30, 2017

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date
5.1*	Opinion of Baker & McKenzie LLP

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Baker & McKenzie LLP (included in Exhibit 5.1 hereto)

24.1*	Power of Attorney (included on the signature page hereto)

99.1	Rimini Street, Inc. 2013 Equity Incentive Plan and related form agreements under the 2013 Equity Incentive Plan	S-4/A	333-219101	10.20	August 9, 2017

99.2	Form of RSU Award Agreement under the 2013 Equity Incentive Plan effective February 23, 2021	10-K	001-37397	10.4	March 3, 2021

*Filed herewith

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act(and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on August 4, 2021.

RIMINI STREET, INC.

By:	/s/ Seth A. Ravin
Seth A. Ravin
Chief Executive Officer and Chairman of the Board
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Seth A. Ravin and Daniel B. Winslow, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Seth A. Ravin	Chief Executive Officer and Chairman of the Board of Directors	August 4, 2021
Seth A. Ravin	(Principal Executive Officer)

/s/ Michael L. Perica	Executive Vice President and Chief Financial Officer	August 4, 2021
Michael L. Perica	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jack L. Acosta	Director	August 4, 2021
Jack L. Acosta

/s/ Steve Capelli	Director	August 4, 2021
Steve Capelli

/s/ Robin Murray	Director	August 4, 2021
Robin Murray

/s/ Margaret (Peggy) Taylor	Director	August 4, 2021
Margaret (Peggy) Taylor

/s/ Jay Snyder	Director	August 4, 2021
Jay Snyder